Exhibit 10.2

Consulting Agreement

This Consulting Agreement (this “Agreement”) is effective as of September 30, 2023 (the “Effective Date”) by and between Dominic Varacalli (“Consultant”), and AudioEye, Inc., a Delaware corporation (“Client”).

1.            Consulting Services.

1.1            Services. Client hereby engages Consultant to perform consulting services detailed on Exhibit A hereto and incorporated herein by this reference (the “Work”). Consultant agrees to perform the Work in accordance with all applicable federal, state and local laws, rules and regulations. Consultant shall be responsible for the professional quality, technical accuracy, and the coordination of all Work services furnished under this Agreement, subject to the approval of Client’s delegated Project Manager.

1.2            Contact Person. Client shall designate in writing one individual to be responsible for communication with Consultant regarding the Work, and otherwise representing Client in business dealings with Consultant.

2.            Confidentiality. The terms of Section 8 shall govern the confidentiality expectations between the two parties.

3.            Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect (provided it is not terminated earlier in accordance with Section 4) until November 15, 2023 (the “Termination Date”). The period beginning on the end of the Effective Date and ending on the Termination Date shall be the “Consulting Period”.

4.            Termination. The Term may be terminated early by Consultant, for any reason, upon no less than ten (10) days’ written notice to Client. The Term may be terminated early by Client upon written notice to Consultant only for Cause (as defined in the Transition and Separation Agreement (the “Separation Agreement”) effective as of August 18, 2023 between Dominic Varacalli and AudioEye, Inc.). In the event of early termination of the Agreement, Client shall have no further financial obligations to Consultant.

5.            Warranty. Consultant warrants that (i) the Work to be provided herein by Consultant will be performed in a good and workmanlike manner and consistent with generally accepted industry standards and (ii) that all Work will be original and the ownership of any Work (including any Deliverables) by Client will not infringe or misappropriate any third parties’ copyrights, trade secrets, patents or other intellectual property rights. Consultant warrants that in the performance of his/her work he shall not use or incorporate confidential information provided by a source other than Client, unless Consultant is authorized by the source of the confidential information to use such confidential information. Consultant further warrants to Client that Consultant: (a) has the right to enter into this Agreement and (b) has no obligations to any other person or organization that are in conflict with Consultant’s obligations under this Agreement. Consultant agrees to indemnify and hold harmless Client against any expenses, damages, costs, losses and fees (including legal fees and costs) incurred by Client in any suit, claim or proceeding brought by a third party and which is based on facts which constitute a breach of any of the warranties in this Section.

6.            Compensation; Expenses; Client-Supplied Resources.

6.1            Consulting Payments. As compensation for the Work, Client shall issue to Consultant the shares referenced in Exhibit A of the Separation Agreement (the “Consulting Payments”).

6.2            Taxes. Consultant has the sole responsibility for determining, calculating and payment of all federal, state and/or local jurisdiction taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Client to Consultant hereunder.  Consultant shall indemnify and hold Client harmless against any claim or liability (including penalties) resulting from failure of Consultant to report or pay such taxes or contributions, or failure of Consultant to file any such tax forms in all applicable jurisdiction.

6.3            Reimbursement of Expenses. Expenses and costs incurred by Consultant in the performance of the Work shall be paid and borne solely by Consultant without reimbursement from Client, unless reimbursement is approved in advance by Client.

6.4            Client-Supplied Resources. At its sole and absolute discretion, Client may provide Consultant with certain Client-supplied resources, including but not limited to use of a Client computer and access to a Client-supplied email account. Consultant shall only use such Client-supplied resources as is necessary for the provision of Consultant’s services to Client in accordance with this Agreement. Client, at its sole and absolute discretion, can decide at any time to cease providing any such Client-supplied resources, at which time Consultant will promptly return them to the control of Client.

7.            Inventions.

7.1            Definition. For the purposes of this Agreement, "Deliverables" shall mean all writings, copyrightable matters, materials, designs, data, discoveries, inventions, products, computer programs, procedures, improvements made to any Client documentation, technical materials or use cases, developments, drawings, notes, documents, information and materials made, conceived or developed by Consultant alone or with others which result from or relate to the Work.

7.2            Consultant hereby irrevocably transfers and assigns any and all of his/her right, title, and interest in and to the Deliverables, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to Client. Deliverables will be the sole property of Client, and Client will have the sole right to determine the treatment of any Deliverables, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that Client deems appropriate. Consultant agrees: (a) that all Deliverables are the property of Client; (b) to cooperate with and assist Client to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Deliverables in Client’s name as Client deems appropriate; and (c) to otherwise treat all Deliverables as “Confidential Information”, as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

8.            Confidential Information and Trade Secrets.

8.1            Consultant agrees at all times in the future to hold in strictest confidence and not to use, publish or disclose, except for the benefit of Client, any Confidential Information (as defined below). “Confidential Information” means any Client proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product and services plans and developments, prototypes, client lists and information, prospective client information, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, sales and profit figures, finances, and other business information that Consultant learns of or obtains during the course of his/her service to Client, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which (a) are generally available to the public or (b) have become publicly known through no wrongful act of Consultant. During and after Consultant’s service to Client, in the event Consultant receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, Consultant must notify immediately Client of such required disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law or governmental decree. A copy of any such request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. Consultant will wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making such disclosure or production to give Client time to determine whether the disclosure or production involves Confidential Information, in which event Client may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to Client.

8.2            Consultant recognizes that Client has received and in the future will receive from third parties (including customers of Client) their confidential or proprietary information subject to a duty on Client’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any individual or entity or to use it except as necessary in carrying out the Work.

8.3            Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Client and Consultant agree and acknowledge that Consultant shall not be held criminally or civilly liable under any Federal or state trade secret law for disclosing a trade secret if such disclosure is made: (a) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Client and Consultant agree and acknowledge that if Consultant files a lawsuit claiming retaliation by Client based on the reporting of a suspected violation of law, Consultant may disclose a trade secret to his/her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Consultant does not disclose the trade secret except pursuant to court order.

9.            Miscellaneous.

9.1            Assignment. This Agreement shall not be assigned by either party in any way without the prior written consent of the other party; provided, however, that Client may assign this Agreement to its affiliates or in the course of any merger or purchase of its assets or equity. Any purported assignment in violation of this Section shall be null and void.

9.2            Amendments. This Agreement may be amended by mutual written agreement signed by both parties at any time during the Term. Such amendments may be requested by either party and must be in writing.

9.3            Entire Agreement; Construction. This Agreement (including Exhibit A) constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement and Exhibit A shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Consultant or Client. For clarity, nothing contained herein shall supersede or replace the AudioEye Confidentiality, Proprietary Rights, and Non-Solicitation Agreement to which Consultant is a party or any other confidentiality or other post-separation restriction applicable to Consultant.

9.4            Applicable Law; Severability. The Agreement (including the Exhibit) and the rights and obligations of the parties shall be governed by and construed under the laws of the United States and the State of Washington without giving effect to conflicts of laws rules or principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to the agreement (including the Exhibit). If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

9.5            Dispute Resolution. In the event that any dispute between the parties regarding the terms of this Agreement, other than those related to or implicating Sections 7 and 8 is not resolved by informal negotiation between the parties, the matter shall be submitted to mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) or JAMS. Each party agrees to pay his/its own costs in connection with the mediation and his/its proportionate share of the fees and costs of AAA or JAMS in connection with the mediation. If the dispute is not resolved by mediation, either party may commence litigation or arbitration.

9.6            Attorney Fees. In the event that any dispute among the parties hereto should result in litigation or arbitration (an “Action”), the prevailing party in such Action shall be entitled to recover from the other party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such Action, including without limitation reasonable attorney fees and expenses, all of which shall be deemed to have accrued upon the commencement of such Action and shall be paid whether or not such Action is prosecuted to a final judgment or award. Any judgment or award entered in such Action shall contain a specific provision providing for the recovery of fees, costs and expenses, including without limitation reasonable attorney fees and expenses, incurred by the prevailing party. The “prevailing party” shall mean the party who recovered a greater relief in the Action or who prevails by dismissal, default or otherwise and not necessarily the party in whose favor a judgment or award is rendered.

9.7            Independent Contractor Status.

9.7.1         Notwithstanding anything contained in this Agreement to the contrary or any actions of either party or circumstances arising in connection with the Work hereunder, Consultant agrees and acknowledges that the Work that he/she shall provide will be in the nature of consulting only, that his/her relationship with Client will be as an independent contractor and not an employee, and that he/she shall not be entitled to participate in any employee benefits or benefit or compensation plans offered by Client. No provision of this Agreement is intended to create, nor shall it be deemed or construed to create any relationship between the parties other than that of an independent contractor.

9.7.2         During the Term, Consultant shall not have the authority to act as, will not be considered, and shall not hold himself/herself out as an employee of Client, and Consultant shall have no authority to bind Client in any manner whatsoever. No debts or obligations shall be incurred by either party in the other party's name or on his/its behalf, and neither party shall be responsible or liable for the debts and obligations of the other party.

9.8            Headings/Counterparts/Notices. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

9.9            Compliance with Laws. The parties shall fully comply with the requirements of all applicable federal, state and/or local laws, regulations, rules and orders of any governmental body having jurisdiction over any aspect of this Agreement.

9.10          Assignment. Consultant may assign the Agreement to a wholly-owned legal entity of Mr. Varacalli subject to the Company’s reasonable discretion, provided, however, any Consulting Payments shall be issuable only to Mr. Varacalli.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONSULTANT:	CLIENT:
DOMINIC VARACALLI	AUDIOEYE, INC.

By: /s/ Dominic Varacalli	By: /s/ David Moradi
Name:Dominic Varacalli	Name: David Moradi
Title: Chief Executive Officer

EXHIBIT A TO THE CONSULTING AGREEMENT

This exhibit incorporates by reference and is governed by the terms and conditions of the foregoing Consulting Agreement between the parties dated September 30, 2023 (the “Agreement”).

1.	Consulting Terms

•	Subject to the terms of the Agreement, Consultant will perform the Duties (as defined in the Separation Agreement but including any reduction in duties as contemplated in Section 3(b) of the Separation Agreement).

•	All documents and or material created or referenced shall remain confidential and the property of AudioEye, Inc.

2.	Payment. The Consulting Payments will be the shares of stock referenced in Exhibit A of the Separation Agreement to be issued on the Termination Date (subject to Consultant providing services up to the Termination Date).